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AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment (the “Amendment”) is entered into the 24th day of October, 2018 and made effective the 31st of July, 2018, amending the Administration Agreement made by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company with a principal place of business located at One Lincoln Street, Boston, Massachusetts 02111-2900 (“Administrator”), and AB MULTI-MANAGER ALTERNATIVE FUND (formerly AllianceBernstein Multi-Manager Alternative Fund), a Delaware trust (the “Trust”), and effective as of 25th of September, 2012, as subsequently amended and modified (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the Parties hereto desire to amend the Agreement to update the administrative services being performed by Administrator under the Agreement as more fully set forth herein,

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows effective as of the effective date of this Amendment:

1.	Services Amended. Exhibit A shall be amended by replacing it entirely with the Exhibit A attached hereto and made a part hereof.

2.	Notices. Section 13 of the Agreement is amended to replace the notice details of State Street Bank and Trust Company with the following details for Administrator:

If to the Administrator:

International Fund Services (N.A.), L.L.C.

Alternative Investment Solutions

600 College Road East, Princeton, NJ 08540

Phone #: 609-580-6074 / Fax#: 646-344-3129

Attn.: Cory Thackeray

3.	Defined Terms. Terms used but not defined herein shall have meaning ascribed to them in the Agreement.

4.

One Agreement. Except as amended herein, no other terms or provisions of the Agreement are amended or modified by this Amendment. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

5.

Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

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6.

Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

[ REMAINDER INTENTIONALLY BLANK – SIGNATURE PAGE FOLLOWS ]

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IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the date first written above and effective as of the effective date of the Amendment.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ John Mahoney
Name: John Mahoney
Title: Senior Managing Director

AB MULTI-MANAGER ALTERNATIVE FUND

By:	/s/ Eric C. Freed
Name: Eric C. Freed
Title: Assistant Secretary

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Exhibit A

The Services1

I.	Fund Accounting

1.

Process trade file transmitted by the Fund daily on trade-date. The trade file sent by the Fund shall include security identifier, quantity, price, and other pertinent information required to process each trade.

2.

Prepare and provide daily reconciliation report of cash, cash activity and positions to prime broker and custodian statements (where prime brokers or custodians are utilized) on T+1, subject to the receipt of required information from third parties. The Fund shall be responsible for the resolution of reconciliation issues.

3.

Prepare and provide daily reconciliation report on OTC positions to OTC counterparty records, subject to the receipt of required information from third parties by automated feeds. If the required information from third parties is not delivered by automated feeds, the Administrator will only provide such report on each dealing date. The Fund shall be responsible for the resolution of reconciliation issues.

4.

Calculate monthly estimated rates-of-return (“ROR”) and/or Net Asset Value (“NAV”) for each individual underlying fund, timing of delivery to be agreed upon by IFS and the Investment Manager and subject to the timely receipt by IFS of necessary information from third parties

5.

Reconcile the Funds’ holdings in underlying funds monthly with information provided by each individual underlying fund, information provided by the administrator of such underlying fund, or otherwise based upon direction of the Fund.

6.	Record subscriptions/contributions and redemptions/distributions to/from each underlying fund.

7.

Gather prices for portfolio securities daily from third party pricing sources approved by the Fund, pursuant to pricing methodologies approved by the Fund, or as otherwise directed by the Fund and agreed to by the Administrator.

8.

Prepare and provide monthly final RORs/NAVs calculated in accordance with the Fund’s offering memorandum (or equivalent document) as received by and interpreted by the Administrator or as otherwise agreed with the Fund, and based upon third party price sources approved by the Fund, pricing methodologies approved by the Fund, or as otherwise directed by the Fund and agreed to by the Administrator, and subject to the receipt of information from third parties.

9.	Prepare and provide monthly calculation and allocation of management and performance fees (as applicable).

10.

Receive expense budget for Fund and book related accruals. The Administrator will relieve accruals and book expenses (legal fees, accounting fees and any other third party fees) upon receipt of third party invoices from the Fund or otherwise at the direction of the Fund.

11.	Maintain accounting books and records for the Fund.

12.	Prepare quarterly Administrator’s Report for Fund Board of Directors meeting upon request.

13.	Attend Fund Board of Directors meeting upon request.

[1]	References herein to the “Fund” are also deemed to include the Investment Manager acting on its behalf.

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II.	Financial Statement Preparation

1.	Prepare annual unaudited financial statements for the Fund.

2.	Assist auditors with annual audit.

3.	Apply U.S. generally accepted accounting principles except as otherwise directed by the Fund.

# END EXHIBIT A #